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                                                                     Exhibit 99

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                  ____________

                                   FORM 11-K

                                  ____________

                             For Annual Reports of
               Employee Stock Purchase, Savings and Similar Plans
                        Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934


                   For the fiscal year ended October 31, 1995


                         Commission file number 1-6196


A. Full title of the plans and address of the plans, if different from that of the issuer named below:

        Piedmont Natural Gas Company Employee Stock Purchase Plan
        Piedmont Natural Gas Company Employee Stock Ownership Plan


B. Name of issuer of the securities held pursuant to the plans and the address of its principal executive office:

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 Rexford Road
                        Charlotte, North Carolina 28211
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           PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK PURCHASE PLAN


       There were no material changes in the provisions of the Piedmont Natural Gas Company Employee Stock Purchase Plan (ESPP) during the year ended October 31, 1995. Financial statements are not required under Article 6A of Regulation S-X since the shares purchased by employees under the ESPP are not held by a trustee. Participating employees are furnished a statement after each stock purchase date (June 30 and December 31) showing the number of shares and the purchase price of any stock purchased for them and the balance remaining to their credit. At October 31, 1995, 641 employees participated in the ESPP.





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           PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK OWNERSHIP PLAN

                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                           October 31, 1995 and 1994

Assets:
                                                                                     1995                   1994
                                                                                     ----                   ----
Assets held by Wachovia Bank of North Carolina,
   N.A., as trustee and custodian:
      Common Stock of Piedmont Natural Gas
          Company, Inc., at market value - 233,053
          and 243,786 shares (cost $2,428,677 and
          $2,370,714) at 1995 and 1994,
          respectively (Note 3)                                                    $5,127,166           $4,906,193
      Receivable on sale of stock                                                      65,603               17,987
      Short-term demand notes, at cost which
          approximates market                                                             182                  265
      Other                                                                                 1                   35
                                                                                   ----------           ----------

Total Assets                                                                        5,192,952            4,924,480

Liabilities                                                                                -                    -
                                                                                   ----------           ----------

Net Assets Available for Plan Benefits                                             $5,192,952           $4,924,480
                                                                                   ==========           ==========





See notes to financial statements.





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           PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK OWNERSHIP PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
              For the Years Ended October 31, 1995, 1994 and 1993


                                                                        1995                 1994                1993
                                                                        ----                 ----                ----
Dividend and interest income                                         $ 256,811           $  252,624          $  246,701
Gain on sale of assets (Note 3)                                         65,663                9,611              56,502
Net appreciation (depreciation)
  on Common Stock                                                      361,882           (1,322,886)          1,377,667
Withdrawals by participants (Note 1)                                  (397,697)            (323,052)           (345,791)
Withdrawals by participants due to
  diversification (Note 1)                                             (18,187)             (86,093)            (18,029)
                                                                    ----------           ----------          ----------

Net increase (decrease)                                                268,472           (1,469,796)          1,317,050
Net assets available for benefits:

 Beginning of year                                                   4,924,480            6,394,276           5,077,226
                                                                    ----------           ----------          ----------

 End of year                                                        $5,192,952           $4,924,480          $6,394,276
                                                                    ==========           ==========          ==========





See notes to financial statements.





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           PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK OWNERSHIP PLAN

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE PLAN

    The Piedmont Natural Gas Company Employee Stock Ownership Plan (ESOP) was established to enable employees of the Company and its subsidiaries to acquire Common Stock of the Company. Through 1986, the basis for the Company's contributions to the ESOP was a tax credit on the amount of aggregate compensation paid or accrued to all employees under the ESOP. The Tax Reform Act of 1986 eliminated the tax credit allowance, and no Company contributions have been made since 1987.

    Separate accounts are maintained for each participant to reflect the allocation of Company contributions and subsequent dividend and investment income. Any income credited to participants is reinvested in the Company's Common Stock.

    A participant is defined as an active eligible employee with a balance in his or her ESOP account. An employee is eligible to participate in the ESOP following the later of the date on which he or she completes at least 1,000 hours of service during a period of 12 consecutive months or attains age 21. Employees who reached eligibility subsequent to the termination of Company contributions to the ESOP are not considered participants.

    The ESOP provides for immediate vesting. Distributions are made either at early retirement (age 55 and 10 years of service), at normal retirement (age 65), at actual retirement for a participant who remains employed after attaining normal retirement age, at permanent disability or at death of the participant. The Administration Committee of the ESOP may, in its sole discretion, direct an earlier distribution following a participant's termination of employment.

    A qualified participant, defined as any employee who has reached age 55 and completed ten years of participation, has the right to diversify a portion of his or her account balance each year during the qualified election period.

    The Company may terminate the ESOP at any time and may either cause the ESOP to continue operations until the ESOP trustee has distributed all benefits or cause the assets of the ESOP to be liquidated and distributed.

2.  BASIS OF ACCOUNTING

    The financial statements are presented on the accrual basis of accounting.





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3.  GAIN ON SALE OF ASSETS

    The gain on sale of assets for the years ended October 31, 1995, 1994 and 1993, is computed as follows:


                                                 1995        1994        1993
                                                 ----        ----        ----
         Gross proceeds                        $195,724    $271,116    $334,820
         Historical cost                        130,061     261,505     278,318
                                               --------    --------    --------
         Gain on sale of assets                $ 65,663    $  9,611    $ 56,502
                                               ========    ========    ========

4.       NET ASSETS AVAILABLE FOR BENEFITS

         Net assets available for benefits adjusted for the payable to participants for withdrawal for the years ended October 31, 1995, 1994 and 1993, are as follows:


                                                        1995       1994         1993
                                                        ----       ----         ----
         Net assets available for
           benefits at end of year                   $5,192,952  $4,924,480  $6,394,276
         Payable to participants
           for withdrawals                               70,795      20,363     164,818
                                                     ----------  ----------  ----------
         Net assets available for
           benefits adjusted for
           payable to participants
           for withdrawals                           $5,122,157  $4,904,117   $6,229,458
                                                     ==========  ==========   ==========

5.       TAX STATUS

         The ESOP is qualified under Sections 401 and 409 of the Internal Revenue Code of 1986, as amended (the Tax Code). The trust which is part of the ESOP is exempt from income taxes under Section 501(a) of the Tax Code.

         The amount of the distribution under the ESOP is taxed to the recipient as ordinary income, with the taxable amount attributed to Common Stock distributed to a participant being the lesser of the cost to the trust or its fair market value on the date of distribution.
         Any increase in the value of the Common Stock is not taxed during the period that the stock is held by the trust nor upon its distribution to the participant. If stock is sold by a participant after distribution, the sale is subject to capital gain or loss treatment, depending on the sales price of the stock.





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INDEPENDENT AUDITORS' REPORT



Piedmont Natural Gas Company
  Employee Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of the Piedmont Natural Gas Company Employee Stock Ownership Plan (the
Plan) as of October 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at October 31, 1995 and 1994, and the Plan's changes in net assets available for benefits for each of the three years in the period ended October 31, 1995 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 3, 1996





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INDEPENDENT AUDITORS' CONSENT



Piedmont Natural Gas Company, Inc.:


We consent to the incorporation by reference in Post-Effective Amendment No. 3 to Registration Statement No. 2-67478 of Piedmont Natural Gas Company, Inc., on Form S-8, and in Registration Statement No. 33-61093 of Piedmont Natural Gas Company, Inc., on Form S-8 of our report dated January 3, 1996, appearing in this Annual Report on Form 11-K of the Piedmont Natural Gas Company Employee Stock Purchase Plan and the Piedmont Natural Gas Company Employee Stock Ownership Plan for the year ended October 31, 1995.





/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 3, 1996





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